Exhibit 99.1

ITT Reports Strong First-quarter Results, Raises 2021 Guidance

  Revenue up 5%, organic revenue up 2% driven by strength in Friction and Connectors
  Segment operating margin of 17.0%, up 530 bps, adjusted segment operating margin of 17.5%, up 300 bps; incremental margin over 70%
  EPS of $0.99, up 4%; adjusted EPS of $1.06, up 33%
  Raising 2021 revenue, segment margin, EPS and free cash flow guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 7, 2021--May 7, 2021-- ITT Inc. (NYSE: ITT) today reported first quarter 2021 financial results. The company reported first quarter year-over-year sales increase of 5%, up 2% on an organic basis driven primarily by strength in its Friction and Connectors businesses. Segment operating margin for the first quarter of 17.0% expanded 530 basis points and adjusted segment operating margin of 17.5% expanded 300 basis points. Operating cash flow of $71 million was up 32%, and free cash flow of $54 million was up 71%.

“ITT had an encouraging start to 2021,” said Luca Savi, Chief Executive Officer and President of ITT Inc. “We continue to win in the marketplace, as evidenced by the strong organic sales growth in Friction and 20% orders growth in Connectors. Sales in Friction outpaced the global automotive market by over 1,500 basis points this quarter, with strength across all regions. Further, the actions in 2020 to address lower demand worldwide coupled with our continued resilience generated 300 basis points of adjusted margin expansion, delivering over 70% incremental margin for the quarter. Industrial Process delivered margin above 15% for the second consecutive quarter, with adjusted operating income growing 25% on a 12% organic revenue decline.

“ITT delivered adjusted earnings per share for the first quarter of $1.06, driving higher sales volumes, whilst continuing to generate productivity and leverage our lower fixed cost base. We executed part of our share repurchase plan in the first quarter, buying back $50 million of ITT shares. Free cash flow increased 71% compared to prior year, a trailing twelve-month free cash flow margin of close to 16%.

Savi concluded, “While we expect to face certain market and supply chain headwinds moving forward, I am confident in our team’s ability to outperform, which is reflected in our outlook for 2021. We have ample capital to deploy toward growth investments, M&A, dividends, and share repurchases to position ITT for future growth. We now expect adjusted earnings per share to grow 19 to 25 percent above prior year, a $0.30 increase to our previous midpoint.”

Table 1. First Quarter Performance

	1Q 2021	1Q 2020	Change
Revenue	$698.4	$663.3	5.3%
Organic Growth			1.5%
Segment Operating Income	$118.8	$77.9	52.5%
Segment Operating Margin	17.0%	11.7%	530	bps
Adjusted Segment Operating Income	$122.1	$96.2	26.9%
Adjusted Segment Operating Margin	17.5%	14.5%	300	bps
Earnings Per Share	$0.99	$0.95	4.2%
Adjusted Earnings Per Share	$1.06	$0.80	32.5%
Operating Cash Flow	$70.8	$53.5	32.3%

Note: all results unaudited

Organic revenue (defined as total revenue excluding impact of foreign currency, acquisitions and divestitures) increased 2% driven by strong top-line growth in the Motion Technologies segment, which significantly outperformed the global automotive market.

Adjusted segment operating income increased 27% to $122 million, at a margin of 17.5%. The increase in adjusted segment operating income resulted from higher sales volumes and higher net productivity, including the benefit of restructuring and cost actions executed in 2020, partially offset by strategic investments to drive future growth.

Free cash flow was up 71%, to $54 million, driven primarily by higher segment operating income and lower capital expenditures. We expect capital expenditures to increase sequentially for the remainder of 2021. At the end of the first quarter of 2021, we had approximately $1.5 billion in available liquidity.

Table 2. First Quarter Segment Results

	Revenue			Operating Income
	1Q 2021	Reported Inc / (Dec)	Organic Inc / (Dec)	1Q 2021	Reported Inc / (Dec)	Adjusted Inc / (Dec)
Motion Technologies	$369.1	23.9%	17.1%	$76.0	43.1%	43.1%
Industrial Process	202.3	(11.0)%	(12.2)%	31.0	248.3%	24.6%
Connect & Control Technologies	127.3	(8.2)%	(9.7)%	11.8	(25.8)%	(18.9)%
Total segment results	698.4	5.3%	1.5%	118.8	52.5%	26.9%

Note: all results unaudited; excludes intercompany eliminations; comparisons to Q1 2020

Motion Technologies organic revenue increased 17%, driven primarily by strength in the global automotive markets and continued share gains in our Friction business which grew 20%. Wolverine revenue increased 9% due to growth in sealings and OE shims. KONI and Axtone revenue increased 5% driven by increased rail volumes and growth in the car aftermarket. Adjusted operating income improved 43% to $76 million primarily due to strong sales volumes, net productivity, and foreign currency, partially offset by investments for growth. Adjusted operating margin improved 280 basis points to 20.6%.

Industrial Process organic revenue decreased 12% primarily due to weakness in the short-cycle business as demand for baseline pumps and service within the oil and gas market declined. This was partially offset by growth in valves led by strong biopharma and industrial activity. Adjusted operating income increased 25% to $32 million primarily due to net productivity, price, favorable non-recurring items relating to a customer settlement and the CARES Act credit, partially offset by lower sales volumes. These actions drove adjusted segment margin expansion of 450 basis points to 15.8%.

Connect and Control Technologies organic revenue decreased 10% primarily driven by continued weakness in commercial aerospace, as expected, and defense. This was partially offset by growth in Connector sales across all regions, with strength in the industrial market. Adjusted segment operating income decreased 19% to $14 million primarily driven by reduced sales volumes partially offset by net productivity, including restructuring benefits.

2021 Guidance

The company raised its 2021 guidance to reflect the strong first quarter results and a more favorable outlook than initially anticipated for the remainder of 2021. We now expect revenue growth of 8% to 10%, or up 5% to 7% on an organic basis; segment operating margin of 16.8% to 17.3%, and adjusted segment operating margin of 16.9% to 17.4%, up 170 to 220 bps; earnings per share of $3.65 to $3.91, and adjusted earnings per share of $3.80 to $4.00 per share, up 19% to 25%; and free cash flow of $300 million to $320 million, with a free cash flow margin range of 11% to 12% for the full year.

Investor Conference Call Details

ITT's senior management will host a conference call for investors today at 9:00 a.m., Eastern time. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, May 21, 2021, at midnight, Eastern time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation: impacts on our business due to the COVID-19 pandemic, including disruptions to our operations and demand for our products, increased costs, disruption of supply chain and other constraints in the availability of key commodities and other necessary services, government-mandated site closures, employee illness or loss of key personnel, the impact of travel restrictions and stay-in-place restrictions on our business and workforce, customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets; uncertain global economic and capital markets conditions, including due to COVID-19, trade disputes between the U.S. and its trading partners, and fluctuations in oil prices; uncertainties regarding our exposure to pending and future asbestos claims and related liabilities and insurance recoveries; risks due to our operations and sales outside the U.S. and in emerging markets; fluctuations in foreign currency exchange rates; fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, especially in the commercial aerospace market; failure to compete successfully and innovate in our markets; the extent to which there are quality problems with respect to manufacturing processes or finished goods; risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government; volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements; failure to manage the distribution of products and services effectively; loss of or decrease in sales from our most significant customers; fluctuations in our effective tax rate; failure to protect our intellectual property rights or violations of the intellectual property rights of others; the risk of material business interruptions, particularly at our manufacturing facilities; the risk of cybersecurity breaches; changes in laws relating to the use and transfer of personal and other information; failure of portfolio management strategies, including cost-saving initiatives, to meet expectations; risk of liabilities from past divestitures and spin-offs; changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform; failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions, including recently announced tariffs; and risk of product liability claims and litigation. More information on factors that could cause actual results or events to differ materially from those anticipated is included in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020 (particularly under the caption “Risk Factors”), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

For the Three Months Ended March 31	2021	2020
Revenue	$698.4	$663.3
Costs of revenue	469.4	453.9
Gross profit	229.0	209.4
General and administrative expenses	52.1	57.1
Sales and marketing expenses	36.7	41.6
Research and development expenses	24.3	22.7
Asbestos-related costs (benefit), net	2.4	(40.7)
Restructuring costs	3.6	3.1
Asset impairment charges	-	16.3
Operating income	109.9	109.3
Interest and non-operating (income) expenses, net	(1.3)	0.6
Income from continuing operations before income tax expense	111.2	108.7
Income tax expense	24.7	24.7
Income from continuing operations	86.5	84.0
Income from discontinued operations, net of tax expense of $0.0 and $0.4, respectively	-	1.1
Net income	86.5	85.1
Less: Income attributable to noncontrolling interests	0.3	0.3
Net income attributable to ITT Inc.	$86.2	$84.8

Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$86.2	$83.7
Income from discontinued operations, net of tax	-	1.1
Net income attributable to ITT Inc.	$86.2	$84.8

Earnings per share attributable to ITT Inc.:
Basic earnings per share:
Continuing operations	$1.00	$0.96
Discontinued operations	-	0.01
Net income	$1.00	$0.97
Diluted earnings per share:
Continuing operations	$0.99	$0.95
Discontinued operations	-	0.01
Net income	$0.99	$0.96
Weighted average common shares – basic	86.3	87.4
Weighted average common shares – diluted	86.9	88.2

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$780.2	$859.8
Receivables, net	546.3	507.5
Inventories, net	374.7	360.5
Other current assets	190.8	189.5
Total current assets	1,892.0	1,917.3
Plant, property and equipment, net	501.2	525.1
Goodwill	933.4	944.8
Other intangible assets, net	100.3	106.4
Asbestos-related assets	330.8	353.7
Deferred income taxes	156.3	158.3
Other non-current assets	265.7	272.0
Total non-current assets	2,287.7	2,360.3
Total assets	$4,179.7	$4,277.6
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$61.2	$106.8
Accounts payable	327.0	306.8
Accrued liabilities	438.3	457.4
Total current liabilities	826.5	871.0
Asbestos-related liabilities	818.3	840.6
Postretirement benefits	222.8	227.5
Other non-current liabilities	204.2	210.6
Total non-current liabilities	1,245.3	1,278.7
Total liabilities	2,071.8	2,149.7
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 86.1 shares and 86.5 shares, respectively	86.1	86.5
Retained earnings	2,329.4	2,319.3
Total accumulated other comprehensive loss	(309.4)	(279.4)
Total ITT Inc. shareholders’ equity	2,106.1	2,126.4
Noncontrolling interests	1.8	1.5
Total shareholders’ equity	2,107.9	2,127.9
Total liabilities and shareholders’ equity	$4,179.7	$4,277.6

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)
For the Three Months Ended March 31	2021	2020
Operating Activities
Income from continuing operations attributable to ITT Inc.	$86.2	$83.7
Adjustments to income from continuing operations:
Depreciation and amortization	28.5	27.4
Equity-based compensation	3.3	2.5
Asbestos-related costs (benefit), net	2.4	(40.7)
Asset impairment charges	-	16.3
Other non-cash charges, net	6.3	11.0
Asbestos-related payments, net	(1.6)	(6.1)
Changes in assets and liabilities:
Change in receivables	(50.1)	(13.4)
Change in inventories	(21.2)	0.6
Change in accounts payable	36.6	(6.4)
Change in accrued expenses	(14.5)	(25.2)
Change in income taxes	10.4	16.5
Other, net	(15.5)	(12.7)
Net Cash – Operating Activities	70.8	53.5
Investing Activities
Capital expenditures	(17.2)	(22.2)
Acquisitions, net of cash acquired	-	(4.7)
Other, net	0.1	0.7
Net Cash – Investing Activities	(17.1)	(26.2)
Financing Activities
Commercial paper, net borrowings	(42.6)	(82.7)
Short-term revolving loans, borrowings	-	378.3
Long-term debt, repayments	(0.1)	-
Repurchase of common stock	(61.0)	(83.4)
Proceeds from issuance of common stock	0.2	0.1
Dividends paid	(19.1)	(0.2)
Other, net	(0.2)	(0.1)
Net Cash – Financing Activities	(122.8)	212.0
Exchange rate effects on cash and cash equivalents	(10.4)	(11.7)
Net cash – operating activities of discontinued operations	(0.1)	0.2
Net change in cash and cash equivalents	(79.6)	227.8
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $0.8, respectively)	860.6	612.9
Cash and Cash Equivalents – End of Period (includes restricted cash of $0.8 and $0.8, respectively)	$781.0	$840.7
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$0.2	$2.3
Income taxes, net of refunds received	$13.4	$8.0

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income and Adjusted Segment Operating Income are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. Adjusted Segment Decremental or Incremental Operating Margin is defined as the change in adjusted segment operating income divided by the change in revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, realignment, pension settlement and curtailment impacts, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow and Free Cash Flow Margin are defined as net cash provided by operating activities less capital expenditures and the ratio of free cash flow to revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as they provide insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.
Working Capital is defined as the sum of Receivables, net, Inventories, net and Current contract assets less Accounts payable and Current contract liabilities. Working Capital as a percentage of revenue is calculated by dividing working capital by the trailing twelve months of revenue. We believe that working capital and working capital as a percentage of revenue provides useful information to investors as it provides insight into both a company's operational efficiency and its short-term financial health.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
First Quarter 2021 & 2020
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
	Q1 2021	Q1 2020	$ Change 2021 vs. 2020	% Change 2021 vs. 2020	Acquisition / Divestitures Q1 2021	FX Impact Q1 2021	Revenue / Orders Q1 2021	$ Change Adj. 2021 vs. 2020	% Change Adj. 2021 vs. 2020

Revenue
ITT Inc.	$698.4	$663.3	$35.1	5.3%	$-	$25.0	$673.4	$10.1	1.5%

Motion Technologies	369.1	297.9	71.2	23.9%	-	20.3	348.8	50.9	17.1%
Industrial Process	202.3	227.3	(25.0)	(11.0%)	-	2.8	199.5	(27.8)	(12.2%)
Connect & Control Technologies	127.3	138.7	(11.4)	(8.2%)	-	2.0	125.3	(13.4)	(9.7%)

Orders
ITT Inc.	$732.9	$667.6	$65.3	9.8%	$-	$26.2	$706.7	$39.1	5.9%

Motion Technologies	372.3	299.3	73.0	24.4%	-	20.4	351.9	52.6	17.6%
Industrial Process	215.5	229.5	(14.0)	(6.1%)	-	3.8	211.7	(17.8)	(7.8%)
Connect & Control Technologies	145.4	139.7	5.7	4.1%	-	2.0	143.4	3.7	2.6%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter 2021 & 2020
(In Millions)

	Q1 2021	Q1 2021		Q1 2021	Q1 2020	Q1 2020		Q1 2020	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2021 vs. 2020		As Adjusted 2021 vs. 2020

Revenue:
Motion Technologies	$369.1			$369.1	$297.9			$297.9	23.9%		23.9%
Industrial Process	202.3			202.3	227.3			227.3	(11.0%)		(11.0%)
Connect & Control Technologies	127.3			127.3	138.7			138.7	(8.2%)		(8.2%)
Intersegment eliminations	(0.3)			(0.3)	(0.6)			(0.6)
Total Revenue	$698.4			$698.4	$663.3			$663.3	5.3%		5.3%

Operating Margin:
Motion Technologies	20.6%	-	BP	20.6%	17.8%	-	BP	17.8%	280	BP	280	BP
Industrial Process	15.3%	50	BP	15.8%	3.9%	740	BP	11.3%	1,140	BP	450	BP
Connect & Control Technologies	9.3%	190	BP	11.2%	11.5%	110	BP	12.6%	(220)	BP	(140)	BP
Total Operating Segments	17.0%	50	BP	17.5%	11.7%	280	BP	14.5%	530	BP	300	BP

Operating Income:
Motion Technologies	$76.0	$-		$76.0	$53.1	$-		$53.1	43.1%		43.1%
Industrial Process	31.0	0.9		31.9	8.9	16.7		25.6	248.3%		24.6%
Connect & Control Technologies	11.8	2.4		14.2	15.9	1.6		17.5	(25.8%)		(18.9%)
Total Segment Operating Income	$118.8	$3.3		$122.1	$77.9	$18.3		$96.2	52.5%		26.9%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter 2021 & 2020
(In Millions, except per share amounts)

	Q1 2021			Q1 2021	Q1 2020			Q1 2020	2021 vs. 2020	2021 vs. 2020
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment operating income	$118.8	$3.3	#A	$122.1	$77.9	$18.3	#A	$96.2
Corporate (expense) income	(8.9)	3.8	#B	(5.1)	31.4	(38.9)	#B	(7.5)
Operating income (loss)	109.9	7.1		117.0	109.3	(20.6)		88.7

Interest income (expense)	0.6	-		0.6	0.8	-		0.8
Other income (expense)	0.7	-		0.7	(1.4)	1.4	#C	-
Income from continuing operations before tax	111.2	7.1		118.3	108.7	(19.2)		89.5

Income tax (expense) benefit	(24.7)	(1.3)	#D	(26.0)	(24.7)	5.6	#D	(19.1)
Income from continuing operations	86.5	5.8		92.3	84.0	(13.6)		70.4

Less: Income attributable to noncontrolling interests	0.3	-		0.3	0.3	-		0.3
Income from continuing operations - ITT Inc.	$86.2	$5.8		$92.0	$83.7	$(13.6)		$70.1

EPS from continuing operations	$0.99	$0.07		$1.06	$0.95	$(0.15)		$0.80	$0.26	32.5%

Note: Amounts may not calculate due to rounding.
Per share amounts are based on diluted weighted average common shares outstanding.

#A - 2021 includes restructuring costs ($3.3M).
#A - 2020 includes impairment charges ($16.3M), restructuring costs ($1.6M) and acquisition related costs ($0.4M).

#B - 2021 includes asbestos related expense ($2.4M), other costs ($1.1M) and restructuring costs ($0.3M).
#B - 2020 includes asbestos related benefit ($40.7M), restructuring costs ($1.5M) and other costs ($0.3M). The ($40.7M) net asbestos benefit includes the impact from a favorable settlement agreement ($52.5M), partially offset by asbestos related costs to maintain 10 year accrual ($11.8M).

#C - 2020 primarily includes pension termination related settlement charges.

#D - 2021 includes the net tax benefit of special items #A and #B ($1.3M) and tax expense on future distribution of foreign earnings ($2.5M), partially offset by tax benefit for valuation allowance impacts ($2.1M) and other tax related special items.
#D - 2020 includes tax-related expense of special items #A, #B and #C ($7.6M) and tax expense on future distribution of foreign earnings ($1.7M), partially offset by tax benefit for valuation allowance change ($2.2M) and other tax related special items.

ITT Inc. Non-GAAP Reconciliation Free Cash Flow and Free Cash Flow Margin Trailing Twelve Months (TTM)

(In Millions)
	(A) = (B) + (C) - (D)	(B)	(C)	(D)	(A) = (B) + (C) - (D)	(B)	(C)	(D)
	Q1 2021 TTM	Q1 2021	FY20	Q1 2020	Q1 2020 TTM	Q1 2020	FY19	Q1 2019

Net Cash - Operating Activities #A	$453.2	$70.8	$435.9	$53.5	$369.1	$53.5	$357.7	$42.1

Capital expenditures	58.7	17.2	63.7	22.2	84.4	22.2	91.4	29.2

Free Cash Flow	394.5	53.6	372.2	31.3	284.7	31.3	266.3	12.9

Revenue	$2,512.9	$698.4	$2,477.8	$663.3	$2,814.2	$663.3	$2,846.4	$695.5

Free Cash Flow Margin	15.7%		15.0%		10.1%		9.4%

#A - 2021 TTM includes payments for asbestos ($5.3M) and restructuring ($34.6M).
#A - 2020 TTM includes payments for asbestos ($17.8M) and restructuring ($13.1M).

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2021
(Per share amounts)

	2021 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$3.65	$3.91
Estimated restructuring, net of tax	0.16	0.12
Estimated asbestos related costs, net of tax	0.06	0.05
Other costs, net of tax	(0.07)	(0.08)
EPS from Continuing Operations - Adjusted	$3.80	$4.00

Note:	The Company has provided forward-looking non-GAAP financial measures for organic revenue growth, adjusted segment operating margin, and adjusted free cash flow conversion. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, divestitures and certain other special items that may occur during 2021 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth, adjusted segment operating margin, and adjusted free cash flow conversion to the most directly comparable GAAP financial measures without unreasonable efforts and has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow Guidance
Full Year 2021
(In Millions)

	2021 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$400.0	$420.0

Capital expenditures	100.0	100.0

Free Cash Flow	$300.0	$320.0

Revenue #A	$2,712.0	$2,712.0

Free Cash Flow Margin	11%	12%

#A Represents the midpoint of the revenue range provided of 8% to 10%.

Contacts

Investors
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com